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                                                                    Exhibit 99.4
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                           PRECISION AUTO CARE, INC.
                            748 Miller Drive, S.E.
                        Leesburg, Virginia  20175-8919

                               January __, 2002

To:  Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Precision Auto Care, Inc. ("Precision Auto") of an aggregate of ________ shares of common stock, par value $.01 per share ("Common Stock"), of Precision Auto at a subscription price of $________ per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on ________, 2002 ("Subscription Rights"), to all holders of record of shares of Precision Auto's Common Stock as of the close of business on ________, 2002 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (subject to proration if necessary). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each 2.5 shares of Common Stock owned by such beneficial owner.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

     Enclosed are copies of the following documents:

          1.  Subscription Certificate;

          2.  Prospectus;

          3.  Form of Letter from Precision Auto to its Shareholders;

          4.  Instructions for Use of Precision Auto Subscription Certificates;

          5.  Form of Notice of Guaranteed Delivery; and

          6. Return envelope addressed to American Stock Transfer & Trust, as Subscription Agent.

     Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Eastern Daylight Time, on ________, 2002 (as it may be extended, the "Expiration Date").
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     To exercise Subscription Rights, properly completed and executed
Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

     Additional copies of the enclosed materials may be obtained by contacting Diane Strong of American Stock Transfer & Trust at (718) 921-8200.

                                   Sincerely,


                                   By: ______________________
                                          Louis M. Brown, Jr.
                                          President and Chief Executive Officer

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